Exhibit 99.1

For further information, contact: Sandor Grosz Chief Financial Officer Technology Solutions Company 312-228-4500
Sandor_Grosz@techsol.com
Technology Solutions Company Plans to
Acquire Charter Consulting
CHICAGO, March 1, 2006 — Technology Solutions Company (TSC) (Nasdaq: TSCC), a leading consulting firm delivering specialized technology-enabled business solutions, announced today that it is in discussions to acquire the consulting business of Charter Consulting, Inc. (Charter), a privately-held business consulting firm based in Chicago. Under the terms of the proposed asset purchase agreement, Technology Solutions Company would acquire the consulting assets of Charter Consulting, Inc. for a combination of cash and Technology Solutions Company Common Stock as well as the assumption of certain liabilities. The parties currently plan to enter into a definitive agreement and consummate the transaction later this month.
Charter Consulting, Inc., founded in 1997, is a leading business consulting firm that provides clients with quantifiable improvements in their performance. The firm leverages a fact-based understanding of its clients’ markets and customers to develop and implement operational strategies that provide its clients with competitive advantage.
Carl F. Dill, Jr., chairman and acting CEO of Technology Solutions Company, said, “TSC has been fine tuning its service offerings to add differentiated business value to clients and our proposed acquisition of the Charter business would further our vision. The potential acquisition would provide enhanced consulting value from both the customer demand generation side and the operational effectiveness side. Charter’s strengths in what they refer to as ‘Customer Value Creation’ blend particularly well with our Customer Relationship Management Practice capabilities. In addition, we believe that the business process improvement solutions delivered to clients by Charter in the course of their engagements will only be enhanced by the addition of TSC’s capabilities. If the acquisition is consummated, we would expect Charter to be accretive in terms of revenue and profit contribution.”
Mr. Dill concluded, “In addition, the potential acquisition of the Charter business would bring us an experienced management team, all of whom have capabilities to deliver end to end solutions for clients. David Benjamin, Charter’s CEO, has such a background and I look forward to partnering with him and his organization to bring our vision to reality.”

Consummation of the proposed acquisition is subject to the execution of a definitive purchase agreement and various other conditions, and, accordingly, there can be no assurance that the transaction will be completed.
About Technology Solutions Company
Technology Solutions Company (TSC) is a leading consulting firm delivering specialized technology-enabled business solutions. TSC provides targeted solutions in enterprise applications for PeopleSoft and SAP, customer experience management and digital healthcare. We focus on industries that have a strategic need for these solutions, primarily manufacturing, healthcare and financial services. Through this specialization, TSC can promise its clients A-Team resources — seasoned, collaborative and business-benefit driven. Since 1988 TSC teams have delivered thousands of IT strategy, planning and implementation solutions to Fortune 1000 companies throughout North America. For more information, please visit http://www.techsol.com.
About Charter Consulting, Inc.
Charter Consulting, Inc. is a leading business management consulting firm that was founded in 1997 to provide clients with quantifiable improvements in their performance. The firm is focused on helping clients grow profitably by leveraging a fact-based understanding of their markets and customers to develop and implement customer-driven strategies. We help maximize enterprise value by aligning the organization, processes, and strategies to meet the needs of the customer. For more information, visit www.charterconsult.com or call (312) 373-1300.
CERTAIN FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS
This press release contains or may contain certain forward-looking statements concerning the Company’s financial position, results of operations, cash flows, business strategy, budgets, projected costs and plans and objectives of management for future operations, as well as other statements. Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “should,” “could”,” would,” “potential,” “possible,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “hope,” “project,” and other similar expressions. These forward-looking statements involve significant risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, readers are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. The company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Factors which could cause actual financial and other results to differ materially from any results that the Company might project, forecast, estimate or budget in the forward-looking statements in this press release include, but are not limited to, the execution of a mutually agreeable asset purchase agreement with Charter Consulting and the satisfaction of various other conditions to consummation of the proposed acquistion, the Company’s ability to retain the employees of Charter Consulting following the proposed acquisiton, the Company’s ability to successfully leverage the business and clients of Charter Consulting following the proposed acquistion, the Company’s ability to realize cost synergies from the proposed acquisition, the Company’s ability to successfully introduce new service offerings, the Company’s ability to manage the pace of technological change including its ability to refine and add to its service offerings to adapt to technological changes, the Company’s ability to manage the current downturn in its business and in its industry and changes in the economy, the Company’s ability to manage its current decreased revenue levels, the Company’s ability to attract new business and increase revenues, the Company’s ability to attract and retain employees, the limited level of options available for grants to attract new employees and to retain existing employees, the Company’s ability to accommodate a changing business environment, general business and economic conditions in the Company’s operating regions, market conditions and competitive factors, the Company’s dependence on a limited number of clients and the potential loss of significant clients, the Company’s ability to continue to attract new clients and sell additional work to existing clients, and the Company’s ability to manage costs and headcount relative to expected revenues, all as more fully described herein and in the Company’s periodic reports filed with the Securities and Exchange Commission from time to time. Forward-looking statements are not guarantees of performance. Forward-looking statements speak only as of the date on which they are made and, except as may be otherwise required by law, the Company does not undertake any obligation to update any forward-looking statement to reflect subsequent events or circumstances. If the Company does update or correct one or more forward-looking statements, readers, investors and others should not conclude that the Company would make additional updates or corrections with respect thereto or with respect to other forward-looking statements. The outcomes expressed or implied in these forward-looking statements could be affected by many important factors. Actual results may vary materially.
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